SEC RULE 22c-2 AMENDMENT

THIS Rule 22c-2 Amendment is made and entered into this [date] by and between GWFS Equities, Inc. and/or its affiliates herein referred to as (“GWFS” or “Intermediary”), and ________________________________________, including your principal underwriter and transfer agent (herein collectively referred to as “Fund Company”).

Intermediary has entered into trading and/or fund participation and/or administrative services agreement(s) with Fund Company to make certain mutual funds and VIT funds (herein referred to as “Fund(s)”) available to employer-sponsored retirement benefit plans, individual annuity policies and IRAs (herein referred to as “Plan(s)”) serviced by Intermediary. Fund Company has adopted policies and procedures to protect certain Fund(s) and their respective shareholders from potentially harmful Frequent Trading. Such policies and procedures include reserving the right to reject certain transactions initiated by Plan participants, beneficiaries, individual annuity owners and beneficiaries, and IRA owners (herein collectively referred to as “Participant(s)”). This Rule 22c-2 Amendment is being made to our current trading and/or administrative services agreements to assist Fund Company in meeting its goal of restricting potentially harmful Frequent Trading within the Fund(s).

Section 1 – Definitions.

a.

Fund(s) –. Each of the funds subject to the Frequent Trading policy. Fund(s) does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940, [1] or any Fund(s) identified by Fund Company on Exhibit A.

b.

Exchange Purchase – Participant-Initiated fund transfer of any portion of a Participant’s assets into a Fund (not including purchases into the Fund made with new assets contributed or rolled into a Plan).

c.	Exchange Redemption – Participant-Initiated fund transfer of any portion of a Participant’s assets in a Plan out of a Fund (not including the withdrawal or distribution of assets out of a Plan).

d.	Participant – Any individual that invests in the Funds through any Plan.

_________________________

 As defined in SEC Rule 22c-2(b), the term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

22c-2 Amendment

e.	Participant-Initiated – A voluntary trade or other transaction effected at the direction of the Participant rather than the direction of the sponsor or fiduciary of a Plan.

f.	Shares - The interests of Participants corresponding to the securities of record issued by the Fund(s) held by Intermediary.

g.	Written - Includes electronic writings and facsimile transmissions and communications.

Section 2 – Information Reporting Upon Written Request of Fund Company.

a.

Upon receipt of a written request by a Fund Company as set forth herein, Intermediary agrees to provide certain information with respect to Participant-Initiated Exchange Purchases and Participant-Initiated Exchange Redemptions as such terms are defined herein through a Plan Participant’s account maintained by Intermediary. Such information shall include:

•	The Participant’s Taxpayer Identification Number (“TIN”), if known.
•	Intermediary’s alpha or numeric company identifier (e.g., NSCC number).
•	Fund/Omnibus Account Number – Intermediary’s trading account number for the Fund.
•	Intermediary Fund Identification - The individual fund identifier on Intermediary’s system(s).
•	Indirect Intermediary Identification - Intermediary’s alpha or numeric identifier for another party (e.g., a third party administrator) that holds the account information.
•	Intermediary’s alpha or numeric identifier for the plan (e.g., Plan number).
•	Trade Date(s)
•	Transaction Type (e.g., purchase or redemption)
•	Dollar Amount
•	Security Identification (e.g., CUSIP)

Fund Company acknowledges and agrees that Intermediary will only provide such information regarding a Participant that Intermediary is permitted to provide without Participant consent under applicable laws, rules and regulations. If Intermediary is required by law to obtain Participant consent in order to provide certain information to Fund Company, Intermediary will use reasonable efforts to obtain such consent. Fund Company shall not request any information that is not identified above, unless (i) Intermediary is otherwise required to provide such information under applicable law, or (ii) Intermediary and Fund Company agree otherwise in writing. Intermediary will not provide Participant or Plan share balance or dollar account balance information, agent or broker/dealer identification, or Participant name and address.

b.

Written requests for data shall set forth the specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. Fund Company or its designee may request transaction information older than ninety (90) days from the date of the request, only upon agreement of the Intermediary, as it deems necessary to investigate compliance with policies established by Fund Company for the purpose of eliminating or

22c-2 Amendment

reducing any dilution of the value of the outstanding shares issued by Fund Company. Fund Company shall refrain from making unduly costly or burdensome requests.

c.

Intermediary agrees to transmit the requested information that is on its books and records to Fund Company or their designee as soon as reasonably practicable, and agrees to use best efforts to transmit the requested information within five (5) business days after receipt of the request. Intermediary has no information housed by an indirect intermediary. The requested information shall be communicated in accordance with standards that are mutually agreed upon by the parties.

d.

Fund Company or its designee agree not to use the information received from Intermediary for any purpose other than to comply with SEC Rule 22c-2, and such other applicable laws, rules and regulations. Fund Company shall treat the information as strictly confidential and shall take such steps as are reasonably necessary to protect its confidentiality and prevent the unauthorized disclosure or use of such information.

e.

Intermediary agrees to execute written instructions from the Fund Company to restrict or prohibit further purchases or exchanges of Shares by a Participant that has been identified by the Fund Company as having engaged in transactions involving the Fund (directly or indirectly through the Intermediary’s account) that violate the trading policies established by the Funds for the purpose of eliminating or reducing potentially harmful market timing or frequent trading. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the request must include an equivalent identifying number of the Participant(s) or account(s) or other agreed upon information to which the instructions relate. Intermediary agrees to provide written confirmation to Fund Company or its designee that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable and shall use best efforts to provide such confirmation not later than ten (10) business days after the instructions have been executed.

f.

Upon written request to Intermediary by a Plan or Participant, Fund Company agrees to provide to Intermediary a brief written summary of the Fund Company’s market timing or other abusive trading policies with respect to the Fund(s) specifying how the Participant’s trading activity violated such policies that the Intermediary may provide to the Plan or Participant initiating the request

g.	Fund Company agrees to reimburse the Intermediary for reasonable costs associated with complying with written requests for data more frequently than quarterly and for any other extraordinary requests

Section 3 - Plan Fiduciary Directions. At the direction of a fiduciary with respect to a Plan (e.g., trustee or plan sponsor), in lieu of following the policies and procedures set forth herein with respect to said Plan, Intermediary will close a Fund(s) to all new purchases including exchanges and contributions, for all Participants in the Plan.

Section 4 – Miscellaneous. Intermediary and Fund Company reserve the right to modify the Frequent Trading monitoring practices at any time by mutual agreement.

22c-2 Amendment

All other terms and provisions of the existing Agreements not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Rule 22c-2 Amendment to be executed by their duly authorized officers effective as of the date specified above.

GWFS Equities, Inc.	Fund Company

By: _______________________________________	By: ___________________________________

Name: _____________________________________	Name: _________________________________

Title: _____________________________________	Title: _________________________________

Date: ______________________________________	Date: _________________________________

Address: ____________________________________	Address: _______________________________

____________________________________________	_______________________________________

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22c-2 Amendment